Exhibit 99.1

NEWS RELEASE

ALTUS MIDSTREAM APPOINTS CRAIG COLLINS AS CHIEF OPERATING OFFICER

HOUSTON, April 12, 2019 – Altus Midstream Company (“Altus”) (NASDAQ: ALTM) today announced the appointment of Craig Collins to the newly created role of Chief Operating Officer, effective April 29.

“Craig’s extensive industry experience and midstream operational expertise make him the perfect fit for Altus as operations ramp up and we build out additional infrastructure, which includes three new cryogenic processing plants scheduled to come online in 2019,” said Clay Bretches, Altus CEO and president. “Our focus on operational excellence and expanding Altus’ well-placed assets put us in a strong position to grow our business in the Delaware Basin and meet the increasing midstream needs of our customers in the coming years.”

Collins most recently served as Vice President, Midstream for Alta Mesa Resources and Vice President and COO, Kingfisher Midstream, LLC from April 2018 until April 2019. Prior to Alta Mesa and Kingfisher Midstream, Collins was with Anadarko Petroleum Corporation for 15 years, with increasing levels of responsibility and leadership in treasury, corporate development and midstream. He concluded his service at Anadarko as Vice President, Midstream for Anadarko Petroleum Corporation and Senior Vice President and Chief Operating Officer of Western Gas Partners with responsibility for engineering, operations and commercial development for all Anadarko Midstream and Western Gas assets.

Collins began his career at Dow as a polyethylene production engineer in 1999 after graduating from Texas A&M University with a Bachelor of Science degree in Chemical Engineering in 1998. He also received an MBA with honors from Rice University in 2003.

Collins has served on the Board of Directors for the Sam Houston Area Council of the Boy Scouts of America since 2017 and has held various leadership positions as a member of the Youth Horse Show Committee of the Houston Livestock Show & Rodeo since 2003. He is a member of the GPA Midstream Association and the Society of Petroleum Engineers.

About Altus Midstream Company

Altus Midstream Company is a pure-play, Permian-to-Gulf Coast midstream C-corporation. Through its consolidated subsidiaries, Altus owns substantially all of the gas gathering, processing and

ALTUS MIDSTREAM APPOINTS CRAIG COLLINS AS CHIEF OPERATING OFFICER

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transportation assets servicing Apache Corporation’s production in the Alpine High play in the Delaware Basin and owns, or has the option to own, joint venture equity interests in five Permian Basin pipelines, four of which go to various points along the Texas Gulf Coast. Altus posts announcements, operational updates, investor information and press releases on its website, www.altusmidstream.com.

Media:	(713) 296-7276 Phil West
Investors:	(281) 302-2286 Gary Clark

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